EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-41323 of Hawkins, Inc. (the Company) on Form S-8 of our reports dated June 29, 2005, relating to the financial statements of Hawkins, Inc. and management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) appearing in this Annual Report on Form 10-K of the Company for the fiscal year ended April 3, 2005.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
June 29, 2005